Exhibit 99

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
PRESS RELEASE	Tel. 804.289.9600
Fax 804.289.9758

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS HIGHER

SECOND-QUARTER EARNINGS

Profits Rise at Brink’s, Incorporated and Brink’s Home Security

Results Include Charge Related to U.K.-Based Operations

Company Reiterates Corporate Strategy

RICHMOND, Va., August 2, 2007 – The Brink’s Company (NYSE: BCO), a global provider of security services, reported second-quarter income from continuing operations of $27.1 million or 57 cents per share, up from $21.2 million or 42 cents per share in last year’s second quarter. The increased earnings were driven primarily by improved operating performance at Brink’s, Incorporated (“Brink’s”) and Brink’s Home Security (“BHS”) and a lower effective income tax rate. Second-quarter results for 2007 include an asset impairment charge of $7.5 million (13 cents per share after taxes) related to the loss of significant customers in the United Kingdom. This year’s results also include a pretax gain of $1.9 million (3 cents per share after taxes) from insurance proceeds related to Hurricane Katrina. Second-quarter 2006 results include a pretax charge of $3.4 million (7 cents per share after taxes) related to restructuring in Australia.

Second-quarter revenue was $790.8 million, up 13.4% (9% on a constant currency basis) from $697.5 million in the second quarter of 2006. Operating profit increased to $50.9 million, up 21.5% from $41.9 million in the year-ago period.

Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “Second-quarter earnings improved over last year’s results despite the impact of an asset impairment charge of $7.5 million. At Brink’s, continued strength in Latin America more than offset lower profits in

North America, while results in Europe declined due to the charge related to our U.K. operations. Excluding this charge, profits in Europe improved over last year’s second quarter and this year’s first quarter. Given recent performance and the persistence of difficult market conditions for our ground operations, taking action to eliminate the negative financial impact from our U.K. unit is the right thing to do. As a world financial center, the U.K. continues to be an important market for Brink’s Global Services and we will continue to operate there. We will also continue to be aggressive in our efforts to improve efficiency in other European countries where performance remains unsatisfactory.

“Despite the impact of charges related to our operations in the U.K., our 2007 outlook for Brink’s has not changed. We continue to expect annual percentage revenue growth in the high single-digits with an operating profit margin that exceeds 7%.

“At Brink’s Home Security, the improved results were driven primarily by continued growth in our subscriber base, tight cost controls, and a gain of $1.9 million related to the receipt of insurance proceeds associated with Hurricane Katrina. While revenue and profit margins at BHS improved, the overall weakness in the housing market continues to dampen growth in new installations. The customer disconnect rate rose to 8% in the second quarter, about 70 basis points of which was due to technical reconciliation issues. For the full year, we expect the disconnect rate to return to more normal levels between 6.5% and 7.0%. We continue to expect double-digit growth in sales and profits for 2007, while annual growth in the subscriber base is likely to dip slightly below 10%.”

Dan added: “In our continuing efforts to build shareholder value, the board of directors has explored a number of strategic alternatives, including all of those recommended by shareholders. We have been assisted in these efforts by several external advisors. Our review included an evaluation of future operating performance and growth prospects, the impact of the Brink’s brand on such performance and prospects, issues affecting comparability with other companies in the security industry, capital needs and costs, taxes and many other factors. While we remain open to re-evaluating our strategic alternatives at any time in the future, particularly in response to changes in strategic opportunities or to significant movements in markets and valuations, our corporate strategy, which we believe to be in the best interest of the company and all of its shareholders, currently remains unchanged: We will continue to grow our existing strong security businesses, focus on accelerating the growth of high-potential opportunities within those businesses, continue to exploit the cash flow, brand-building and other benefits of operating two premier businesses under the same flagship brand, and aggressively explore the expansion of the Brinks brand into suitable security-related businesses.”

Business Unit Performance: Second-Quarter 2007 Versus 2006

Brink’s, Incorporated (“Brink’s”)

Brink’s, the company’s secure transportation and cash management unit, had second-quarter revenue of $671.4 million, up 14.2% (9% on a constant currency basis) from $587.8 million in the year-ago quarter. Operating profit was $34.6 million, up 2.4% from $33.8 million last year. The results were driven by continued strong performance in Latin America. The second-quarter operating profit margin was 5.2%, down from 5.8% in the year-ago quarter. Results for both periods include impairment and/or restructuring charges.

Capital expenditures during the quarter totaled $31.3 million, bringing year-to-date capital spending to $57.6 million. Full-year capital expenditures for 2007 at Brink’s are expected to be between $125 million and $135 million.

Brink’s North America

Second-quarter revenue in North America was $219.1 million, up 6.6% from $205.5 million in the second quarter of 2006. Operating profit was $14.7 million, down 11% from $16.6 million in the year-ago quarter. Operating profit margin for the quarter was 6.7%, down from 8.1% in last year’s second quarter due primarily to higher employee healthcare costs, higher sales and marketing expenses, and lower revenue and profits from Global Services activities.

Brink’s International

Second-quarter revenue from international operations was $452.3 million, up 18.3% (11% on a constant currency basis) from $382.3 million in 2006, reflecting increases in all regions except Asia-Pacific. Second-quarter operating profit rose 15.7% to $19.9 million, up from $17.2 million last year. The improvement was due primarily to continuing strength in Latin America. The operating profit margin for international operations was 4.4%, down slightly from 4.5% in last year’s second quarter. Results in both periods include impairment and restructuring charges (see EMEA and Asia-Pacific sections below).

EMEA (Europe, Middle East, Africa): Second-quarter revenue for EMEA was $298.6 million, up 16.9% (9% on a constant currency basis) from $255.4 million in 2006. Operating profit declined due to the $7.5 million impairment charge associated with operations in the United Kingdom.

During the second half of the year, the company expects to take action to eliminate operating losses in its U.K.-based ground operations. Depending on which actions are taken, additional cash costs may be incurred. In 2005 and 2006, these operations generated revenues of approximately $50 million per year and operating losses of approximately $9 million per year. Brink’s will continue to operate its Global Services unit in the United Kingdom.

Excluding the effects of the impairment charge, EMEA operating profit improved over the year-ago quarter and the first quarter of 2007. Despite this improvement, the operating environment in Europe continues to be challenging due to several factors including competitive pricing pressures, various regulatory and labor issues, and higher security threats. The company is highly focused on turnaround efforts in underperforming countries and will continue its aggressive pursuit of operating efficiencies.

Latin America: Second-quarter revenue in Latin America increased 28.9% (22% on a constant currency basis) to $138.3 million, up from $107.3 million in 2006. Operating profit showed significant year-over-year growth due primarily to continued strength in Venezuela and improved results in Brazil and Argentina.

Asia-Pacific: Second-quarter revenue in Asia-Pacific was $15.4 million, down 21.4% from $19.6 million last year due to the previously reported loss of a major customer in Australia in 2006. Operating profit increased over the year-ago period, which included a pretax charge of $3.4 million related to the loss of the customer.

Brink’s Home Security (“BHS”)

Second-quarter revenue at BHS rose 8.8% to $119.4 million, up from $109.7 million in 2006 due primarily to continued growth in the subscriber base. BHS ended the quarter with approximately 1,175,000 subscribers, up 9.6% from the year-ago level. Monthly recurring revenue rose 12.5% to $35.1 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).

Operating profit was $30.8 million, up 25.7% from $24.5 million last year. The strong profit improvement was due primarily to continued growth in the customer base, aggressive cost controls, lower expenses resulting from reduced activity in Brink’s Home Technologies, and a $1.9 million insurance gain related to Hurricane Katrina. The second-quarter operating profit margin was 25.8% (including the insurance gain), up from 22.3% last year.

BHS installed approximately 45,200 systems for new customers during the quarter, a year-over-year installation growth rate of 4.6%, and had approximately 23,300 disconnects. The low installation growth rate reflects ongoing softness in the housing market. As a result, full-year growth in the subscriber base may be less than 10% in 2007. Annual revenue and profit growth is expected to exceed 10%.

The annualized disconnect rate of 8.0% for the quarter increased over the year-ago rate of 6.9%. The higher disconnect rate is partly attributable to technical adjustments to the subscriber count. The disconnect rate is expected to return to a range between 6.5% and 7.0% for the full year.

Second-quarter capital expenditures at BHS totaled $44.5 million, bringing year-to-date capital spending up to $87.9 million. Full-year capital expenditures at BHS in 2007 are expected to be between $175 million and $185 million.

Costs Related to Former Operations Included in Continuing Operations

Second-quarter expenses related to former operations totaled $3.6 million, down from $6.2 million in 2006 due primarily to lower postretirement medical expenses. The company has a Voluntary Employees’ Beneficiary Association trust (“VEBA”), which is an investment vehicle used to fund the company’s obligations for company-sponsored medical coverage for former coal miners and their dependents. The VEBA had assets valued at approximately $476 million on June 30, 2007.

Taxes

The effective income tax rate of 38% was lower than the year-ago rate of 45% due to adjustments to accruals for uncertain state income tax positions in 2007 and the establishment of a $2.2 million valuation allowance for deferred tax assets related to Australia in 2006. Based on current projections, the company expects the annual effective tax rate for 2007 to be between 39% and 41%.

Other

Second-quarter results for BHS include a pretax gain of $1.9 million (3 cents per share after taxes) related to the settlement of insurance claims associated with Hurricane Katrina. Additional insurance proceeds from Hurricane Katrina-related losses at Brink’s are expected to be received in the third quarter of 2007. As a result, the company expects to record additional operating income of $1.0 million related to the settlement of claims.

Discontinued Operations

Second-quarter income from discontinued operations was $1.2 million or 3 cents per share versus $9.5 million or 19 cents per share in the second quarter of 2006.

Net Income

Second-quarter net income, which includes results from continuing and discontinued operations, was $28.3 million or $0.60 per share versus $30.7 million or $0.62 per share in 2006.

This release contains both historical and forward-looking information. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding efforts to improve efficiency in European countries, expected revenue growth and profit for The Brink’s Company and its subsidiaries in 2007, including annual percentage revenue growth and operating profit margin at Brink’s and revenue, profit and subscriber growth at BHS, the disconnect rate at BHS, business growth and the exploration of new strategic opportunities, the Company’s operating structure, the expansion of the Brink’s brand into new markets, expected capital expenditures for 2007, the elimination of operating losses in, or the negative financial impact from, Brink’s ground operations and the operation of the Global Services unit in the United Kingdom, the aggressive pursuit of operating efficiencies, the anticipated annual effective tax rate for 2007, and expected insurance recoveries from claims filed in connection with Hurricane Katrina. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company and its subsidiaries, include, but are not limited to the ability to identify and execute further cost and operational improvements and efficiencies in the core businesses, the ability of the businesses to meet demand appropriately, the impact of actions responding to current market conditions in the United Kingdom and EMEA, domestic and international demand for services of the subsidiaries of The Brink’s Company, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, the ability of the operations to identify losses as relating to Hurricane Katrina, positions taken by insurers with respect to claims made and the financial condition of insurers, Brink’s loss experience, changes in insurance costs, costs associated with information technology and other ongoing contractual obligations, the willingness of police departments to respond to alarms, the number of household moves, the level of home sales or new home construction, labor relations, safety and security performance, the company’s ability to identify strategic opportunities and integrate them successfully, the company’s tax position, the cash, debt position and growth needs of the company, the funding levels and investment performance of the company’s pension plans and the VEBA, retirement experience, changes in mortality and morbidity assumptions, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, changes in inflation rates (including medical inflation) and interest rates, mandatory or voluntary pension plan contributions, the impact of continuing initiatives to control costs and increase profitability, pricing and other competitive industry factors, fuel and copper prices, new government regulations, legislative initiatives, judicial decisions, variations in costs or expenses and the ability of counterparties to perform. The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Conference Call

The Brink’s Company will host a conference call today, August 2, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through August 16, 2007, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The conference account number is 286 and the conference ID for the replay is 249073. A webcast replay will also be available at www.brinkscompany.com.

THE BRINK’S COMPANY

and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2007	2006	2007	2006
Revenues	$790.8	697.5	1,542.3	1,361.1
Expenses:
Operating expenses	612.9	544.4	1,188.8	1,059.1
Selling, general and administrative expenses	123.0	112.5	237.5	219.1

Total expenses	735.9	656.9	1,426.3	1,278.2
Other operating income (expense), net	(4.0)	1.3	(3.0)	3.1

Operating profit	50.9	41.9	113.0	86.0
Interest expense	(3.0)	(2.5)	(5.8)	(6.8)
Interest and other income, net	2.1	4.7	3.7	10.1

Income from continuing operations before income taxes and minority interest	50.0	44.1	110.9	89.3
Provision for income taxes	19.1	19.7	44.6	36.8
Minority interest	3.8	3.2	10.8	7.1

Income from continuing operations	27.1	21.2	55.5	45.4
Income from discontinued operations, net of tax	1.2	9.5	1.5	388.7

Net income	$28.3	30.7	57.0	434.1

Basic earnings per common share:
Continuing operations	$0.58	0.43	1.19	0.85
Discontinued operations	0.03	0.19	0.03	7.27
Net income	0.61	0.62	1.23	8.11
Diluted earnings per common share:
Continuing operations	$0.57	0.42	1.18	0.84
Discontinued operations	0.03	0.19	0.03	7.20
Net income	0.60	0.62	1.21	8.04
Weighted-average common shares outstanding:
Basic	46.5	49.3	46.4	53.5
Diluted	47.1	49.8	47.0	54.0

THE BRINK’S COMPANY

and Subsidiaries

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2007	2006	2007	2006
Segment Information
Revenues:
Brink’s	$671.4	587.8	1,308.2	1,146.7
Brink’s Home Security	119.4	109.7	234.1	214.4

Revenues	$790.8	697.5	1,542.3	1,361.1

Operating profit:
Brink’s	$34.6	33.8	83.4	73.4
Brink’s Home Security	30.8	24.5	59.0	47.9

Business segments	65.4	58.3	142.4	121.3
Corporate	(10.9)	(10.2)	(22.5)	(22.2)
Former operations	(3.6)	(6.2)	(6.9)	(13.1)

Operating profit	$50.9	41.9	113.0	86.0

Supplemental Financial Information
Brink’s:
Revenues:
North America	$219.1	205.5	430.3	406.8
International	452.3	382.3	877.9	739.9

Revenues	$671.4	587.8	1,308.2	1,146.7

Operating profit:
North America	$14.7	16.6	33.0	35.0
International	19.9	17.2	50.4	38.4

Operating profit	$34.6	33.8	83.4	73.4

Brink’s Home Security:
Revenues	$119.4	109.7	234.1	214.4

Operating profit:
Recurring services	$52.5	45.8	103.3	89.4
Investment in new subscribers	(21.7)	(21.3)	(44.3)	(41.5)

Operating profit	$30.8	24.5	59.0	47.9

Monthly recurring revenues (a)			$35.1	31.2
Annualized disconnect rate	8.0%	6.9%	7.1%	6.2%
Number of subscribers (in thousands):
Beginning of period	1,153.2	1,047.7	1,124.9	1,018.8
Installations	45.2	43.2	91.0	86.3
Disconnects	(23.3)	(18.3)	(40.8)	(32.5)

End of period	1,175.1	1,072.6	1,175.1	1,072.6
Average number of subscribers	1,165.6	1,060.2	1,151.9	1,046.4

(a)	See “Non-GAAP Reconciliations” below.

THE BRINK’S COMPANY

and Subsidiaries

Supplemental Financial Information (continued)

(Unaudited)

COSTS OF FORMER OPERATIONS INCLUDED IN CONTINUING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2007	2006	2007	2006
Company-sponsored postretirement benefits other than pensions	$0.9	2.9	2.4	7.3
Black lung	1.1	0.9	2.0	1.9
Pension	0.6	1.1	0.5	1.7
Administrative, legal and other expenses, net	1.1	1.5	2.2	3.0
Gains on sale of property and equipment and other income	(0.1)	(0.2)	(0.2)	(0.8)

Costs of former operations	$3.6	6.2	6.9	13.1

INCOME FROM DISCONTINUED OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2007	2006	2007	2006
BAX Global:
Gain on sale	$—	3.7	—	588.3
Results of operations	—	—	—	7.0
Adjustments to contingent liabilities of former operations:	1.6	10.8	2.0	9.6

Income from discontinued operations before income taxes	1.6	14.5	2.0	604.9
Provision for income taxes	0.4	5.0	0.5	216.2

Income from discontinued operations	$1.2	9.5	1.5	388.7

THE BRINK’S COMPANY

and Subsidiaries

Supplemental Financial Information (continued)

(Unaudited)

SELECTED CASH FLOW INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2007	2006	2007	2006
Depreciation and amortization:
Brink’s	$26.9	24.1	52.5	47.3
Brink’s Home Security	19.1	16.6	37.6	32.4
Corporate	0.1	0.1	0.3	0.2

Depreciation and amortization	$46.1	40.8	90.4	79.9

Capital expenditures:
Brink’s	$31.3	26.9	57.6	46.8
Brink’s Home Security:
Security systems	41.6	37.4	82.7	73.8
Other (a)	2.9	2.8	5.2	8.5
Corporate	—	0.1	0.1	0.2

Capital expenditures	$75.8	67.2	145.6	129.3

(a)    Capital expenditures at BHS in the second quarter of 2006 include $0.2 million ($5.5 million in the first six months of 2006) for the development of the Knoxville facility, which became operational in February 2006.

Other Brink’s Home Security cash flow information:
Impairment charges from subscriber disconnects	$13.1	12.4	24.3	23.1
Amortization of deferred revenue	(8.7)	(8.2)	(16.7)	(15.5)
Deferral of subscriber acquisition costs (current year payments)	(6.3)	(6.2)	(12.1)	(12.3)
Deferral of revenue from new subscribers (current year receipts)	12.1	11.0	24.2	22.0

THE BRINK’S COMPANY

and Subsidiaries

NON-GAAP RECONCILIATIONS

(Unaudited)

Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported Brink’s Home Security revenues follows:

	Six Months Ended June 30,
(In millions)	2007	2006
June:
Monthly recurring revenues (“MRR”) (a)	$35.1	31.2
Amounts excluded from MRR:
Amortization of deferred revenue	3.1	3.0
Other revenues (b)	2.2	3.1

Revenues on a GAAP basis	$40.4	37.3

Revenues (GAAP basis):
June	$40.4	37.3
January – May	193.7	177.1

January – June	$234.1	214.4

(a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)	Revenues that are not pursuant to monthly contractual billings.

The company uses MRR as one factor in the evaluation of BHS’ performance and believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security business produces. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated statements of operations.

Net Debt reconciled to GAAP measures

(In millions)	June 30, 2007	December 31, 2006
Short-term debt	$10.0	33.4
Long-term debt	129.9	136.8

Debt	139.9	170.2
Less cash and cash equivalents	(143.9)	(137.2)

Net Debt (Cash)	$(4.0)	33.0

Net Debt is utilized by management as a measure of the company’s financial leverage and the company believes that investors also may find Net Debt to be helpful in evaluating the financial leverage of the company. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated balance sheets in the company’s report on 10-Q for the period ending June 30, 2007.

THE BRINK’S COMPANY

and Subsidiaries

NON-GAAP RECONCILIATIONS (continued)

(Unaudited)

Brink’s, Incorporated Organic Revenue Growth

(In millions)	Three Months Ended June 30,	% change from prior period	Six Months Ended June 30,	% change from prior period
2005 revenues	$536.7	15	1,045.9	13
Effects on revenue of Organic Revenue Growth	39.9	8	84.7	8
Acquisitions and dispositions, net	6.0	1	27.5	3
Changes in currency exchange rates	5.2	1	(11.4)	(1)

2006 revenues	587.8	10	1,146.7	10
Effects on revenue of Organic Revenue Growth	52.8	9	94.7	8
Acquisitions and dispositions, net	1.4	—	12.8	1
Changes in currency exchange rates	29.4	5	54.0	5

2007 revenues	$671.4	14	1,308.2	14

The supplemental Brink’s Incorporated Organic Revenue Growth information presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of acquisitions, dispositions and currency exchange rates. The company believes that this information may be helpful to investors in understanding the performance of the company’s operations. The limitation of this measure is that the effects of acquisitions, dispositions and changes in values of foreign currencies cannot be completely separated from changes in prices (includes the effects of inflation) and volume of a unit’s base business. This supplemental non-GAAP information does not affect net income or any other reported amounts. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated statements of operations.

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